EXHIBIT G

[Suggested Form of Notice of Proposed Transactions]

SECURITIES AND EXCHANGE COMMISSION
(Release No. 35- ; 70- )

Entergy Corporation, et al.

Notice of Proposal to Continue System Money Pool, to Borrow from Banks and to Sell Commercial Paper to Commercial Paper Dealers; Notice of Proposed Amendment to Loan Agreement and Issuance of New Note thereunder by Subsidiary Nuclear Service Company and Acquisition of New Note by Holding Company; Notice of Proposed Amendment to Loan Agreement and Issuance of New Note thereunder by Subsidiary Service Company and Acquisition of New Note by Holding Company; Notice of Proposed Amendment to Loan Agreement and Issuance of New Note thereunder by Subsidiary Fuel Supply Company and Acquisition of New Note by Holding Company; Proposed Holding Company Guarantees.

Entergy Corporation ("Entergy"), 639 Loyola Avenue, New Orleans, Louisiana 70113, a registered holding company; Entergy Arkansas, Inc. ("Arkansas"), 425 West Capitol, Little Rock, Arkansas 72201; Entergy Gulf States, Inc. ("Gulf States"), 350 Pine Street, Beaumont, Texas 77701; Entergy Louisiana, Inc. ("Louisiana"), 4809 Jefferson Highway, New Orleans, Louisiana 70121; Entergy Mississippi, Inc. ("Mississippi"), 308 East Pearl Street, Jackson, Mississippi 39201; and Entergy New Orleans, Inc. ("New Orleans"), 505 Magnolia Street, New Orleans 70119, each an operating subsidiary of Entergy (collectively, "Operating Companies"); System Energy Resources, Inc. ("System Energy"), 1340 Echelon Parkway, Jackson, Mississippi 39213, Entergy's generating company subsidiary; Entergy Operations, Inc. ("EOI"), 1340 Echelon Parkway, Jackson, Mississippi 39213, the nuclear power plant operations services subsidiary of Entergy; Entergy Services, Inc. ("ESI"), 639 Loyola Avenue, New Orleans, Louisiana 70113, Entergy's service company subsidiary; and System Fuels, Inc. ("SFI"), 639 Loyola Avenue, New Orleans, LA 70113, the Entergy System's fuel supply subsidiary (collectively, "Participating Companies"), have filed an application-declaration with this Commission under Sections 6(a), 7, 9(a), 10, and 12(b) of the Public Utility Holding Company Act of 1935 ("Act") and Rules 40, 43 and 45 thereunder.

Each of the Participating Companies proposes, through November 30, 2007, to lend money to the Entergy System money pool ("Money Pool"). The Operating Companies, System Energy, EOI, ESI and SFI further propose, through November 30, 2007, to borrow from the Money Pool and commercial banks and, in the cases of the Operating Companies and System Energy, to issue commercial paper to commercial paper dealers ("Commercial Paper").

Total borrowings by the Operating Companies and System Energy through the Money Pool, and through the issuance and sale of the notes and Commercial Paper will not exceed: (1) $235 million for Arkansas; (2) $340 million for Gulf States (3) $225 million for Louisiana; (4) $160 million for Mississippi; (5) $100 million for New Orleans, and (6) $140 million for System Energy, in any combination thereof.

Borrowings by the Operating Companies and System Energy from commercial banks (and any related promissory notes) will be secured or unsecured, will be payable not later than one year from the date of issuance, and will bear interest at rates which will be comparable to rates generally obtainable at the time with respect to borrowings by companies of the same or reasonably comparable credit quality and having the same or reasonably similar maturities and otherwise having similar terms, conditions and features. Collateral offered as security for any such bank borrowings would be limited to a pledge of the issuer's accounts receivable. Each borrower may agree to pay to each bank (a) a commitment, facility or similar fee that will be (i) a fixed dollar amount; and/or (ii) a percentage of the total commitment or unused commitment, as well as (b) one time closing fees, consisting of up-front fees, arrangement fees, administrative agency fees or other similar closing fees. These fees will be negotiated at the time of the arrangement and will be comparable to the fees generally prevailing in the market for borrowing arrangements having similar terms, conditions and features made by commercial lenders to borrowers of comparable credit quality.

The proceeds of the proposed borrowings by the Operating Companies and System Energy will be used to provide interim financing for construction expenditures, to meet long-term debt maturities and satisfy sinking fund requirements, as well as for the possible refunding, redemption, purchase or other acquisition of all or a portion of certain outstanding series of debt and preferred stock and for general corporate purposes.

EOI was previously authorized by the Commission to borrow up to an aggregate principal amount of $20 million, through November 30, 2004, from the Money Pool, under a loan agreement entered into with Entergy ("EOI Loan Agreement") or under loan agreements with one or more banks (HCAR 35-25100, 35-25526, 35-25680, 35-26162, 35-26617 and 35-27470 (collectively, the "EOI Orders")). To the extent that such transactions are not exempt under the Commission's rules, EOI and Entergy request authorization to enter into an amendment to the EOI Loan Agreement which will extend the expiration date of the borrowing period under the EOI Loan Agreement through November 30, 2007 and provide for the issuance of a new note ("New EOI Note") stated to mature on November 30, 2007. Except as specifically amended, the EOI Loan Agreement shall continue in full force and effect, and the terms as authorized in the EOI Orders, will remain unchanged.

ESI was previously authorized by the Commission to borrow up to an aggregate principal amount of $200 million, through November 30, 2004, from the Money Pool, under a loan agreement entered into with Entergy ("ESI Loan Agreement") or under loan agreements with one or more banks (HCAR 35-25376, 35-25395, 35-25680, 35-26162, 35-26617, 35-27369 and 35-27470 (collectively, the "ESI Orders")). To the extent that such transactions are not exempt under the Commission's rules, ESI and Entergy request authorization to enter into an amendment to the ESI Loan Agreement which will extend the expiration date of the borrowing period under the ESI Loan Agreement through November 30, 2007 and provide for the issuance of a new note ("New ESI Note") stated to mature on November 30, 2007. Except as specifically amended, the ESI Loan Agreement shall continue in full force and effect, and the terms as authorized in the Commission's ESI Orders will remain unchanged.

SFI was previously authorized by the Commission to borrow up to an aggregate principal amount of $200 million, through November 30, 2004, from the Money Pool, under a loan agreement entered into with Entergy ("SFI Loan Agreement") or under loan agreements with one or more banks (HCAR No. 35-26006, HCAR 35-26617, HCAR 35-27369 and 35-27470 (collectively, the "SFI Orders")). To the extent that such transactions are not exempt under the Commission's rules, SFI and Entergy request authorization to enter into an amendment to the SFI Loan Agreement which will extend the expiration date of the borrowing period under the SFI Loan Agreement through November 30, 2007 and provide for the issuance of a new note ("New SFI Note") stated to mature on November 30, 2007. Except as specifically amended, the SFI Loan Agreement shall continue in full force and effect, and the terms as authorized in the Commission's SFI Orders will remain unchanged.

The New EOI, ESI and SFI Notes (collectively, the "New Notes") will continue to be payable to the order of Entergy and may be prepaid at any time without premium or penalty in whole or in part. The New Notes will bear interest, payable quarterly, on the unpaid principal amount at the rate of interest equal to the prime interest rate published daily in the Wall Street Journal.

To the extent that such transactions are not exempt under the Commission's rules, EOI, ESI and SFI further request authorization to extend the authorized period during which they may enter into external borrowing arrangements with one or more banks through November 30, 2007 (the commitment of any such bank or banks to reduce correspondingly the amount of Entergy's commitment under the EOI, ESI or SFI Loan Agreement, as the case may be). The proposed bank borrowings will be in an aggregate principal amount of up to $20 million at any one time outstanding in the case of EOI, up to $200 million at any one time outstanding in the case of ESI, and up to $200 million at any one time outstanding in the case of SFI. Additionally, such borrowings (and any related promissory notes) will be in the form customarily used by the lending bank or banks, will be payable not later than November 30, 2007, and will bear interest at rates which will be comparable to rates generally obtainable at the time with respect to borrowings by companies of the same or reasonably comparable credit quality and having the same or reasonably similar maturities and otherwise having similar terms, conditions and features.

As an inducement to the bank or banks to make loans to EOI, ESI and SFI, it is contemplated that Entergy may be required to guarantee the obligations of EOI, ESI and SFI to the bank or banks. Accordingly, to the extent that the issuance of such guarantees is not exempt under the Commission's rules, authorization to extend the previously authorized period for any such guarantees, through November 30, 2007, is also requested.

The aggregate principal amount of borrowings by EOI outstanding at any one time pursuant to (i) the EOI Loan Agreement, (ii) the Money Pool and (iii) external borrowing arrangements with one or more banks, shall not exceed $20 million.

The aggregate principal amount of borrowings by ESI outstanding at any one time pursuant to (i) the ESI Loan Agreement, (ii) the Money Pool and (iii) external borrowing arrangements with one or more banks, shall not exceed $200 million.

The aggregate principal amount of borrowings by SFI outstanding at any one time pursuant to (i) the SFI Loan Agreement, (ii) the Money Pool and (iii) external borrowing arrangements with one or more banks, shall not exceed $200 million.

The proceeds of borrowings by EOI through the Money Pool, as well as the proceeds of borrowings by EOI pursuant to the EOI Loan Agreement and other external borrowing arrangements of EOI, will be used by EOI to finance its interim capital needs.

The proceeds of borrowings by ESI through the Money Pool, as well as the proceeds of borrowings by ESI pursuant to the ESI Loan Agreement and other external borrowing arrangements of ESI, will be used by ESI for the repayment of other borrowings from time to time outstanding and for any lawful purposes in connection with the performance by ESI of its various functions as a subsidiary service company under the Act.

The proceeds of borrowings by SFI through the Money Pool, as well as the proceeds of borrowings by SFI pursuant to the SFI Loan Agreement and other external borrowing arrangements of SFI, will be used by SFI for the repayment of other borrowings and for any lawful purposes in connection with its fuel supply program, including expenditures associated with the acquisition, ownership and financing of nuclear materials and related services and the acquisition and ownership of fuel oil inventory.

The Application-Declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by , 2004, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicants and declarants at the addresses specified above. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Application-Declaration, as filed or as amended, may be granted and/or permitted to become effective.

For the Commission, by the Division of Investment Management, pursuant to delegated authority.

___________________________
Secretary